UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 9, 2007

ADVENTRX Pharmaceuticals, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32157	84-1318182
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6725 Mesa Ridge Road, Suite 100, San Diego, California		92121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	858-552-0866

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

On August 9, 2007, ADVENTRX Pharmaceuticals, Inc. (the "Company’) delivered a letter to Theragenex, LLC ("Theragenex") confirming termination of that certain License Agreement, dated October 20, 2006 (the "License Agreement"), between the Company and Theragenex by the Company pursuant to Section 9.2(a) of the License Agreement.

Theragenex failed to make the second $500,000 installment of a non-creditable, non-refundable upfront payment to the Company on June 30, 2007, as required by Section 4.1 of the License Agreement. Pursuant to Section 9.2(a) of the License Agreement, if either party materially breaches or materially defaults in the performance or observance of any of the provisions of the License Agreement, and such breach or default is not cured within 30 days after the receipt of notice by the other party specifying such breach or default, the other party shall have the right to terminate the License Agreement forthwith, such termination to be effective upon the expiration of such 30-day notice period. On July 3, 2007, the Company (through its legal counsel) notified Theragenex that, among other things, its failure to make the $500,000 payment constituted a material breach of the License Agreement.

The Company intends to pursue any and all remedies it determines are appropriate in connection with the License Agreement, including rights to receive payment of the $500,000 installment due on June 30, 2007.

The Company previously reported Theragenex’s purported termination of the License Agreement in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on May 24, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVENTRX Pharmaceuticals, Inc.

August 9, 2007	By:	/s/ Gregory P. Hanson

Name: Gregory P. Hanson
Title: Senior Vice President and Chief Financial Officer